Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2)

HSBC Bank USA, National Association

(Exact name of trustee as specified in its charter)

N/A	20-1177241
(Jurisdiction of incorporation or organization if not a U.S. national bank)	(I.R.S. Employer Identification No.)

452 Fifth Ave New York, New York	10018-2706
(Address of principal executive offices)	(Zip Code)

Jamie Pratt, Managing Director

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018-2706

Tel: (212) 525-6039

(Name, address and telephone number of agent for service)

Philip Morris International Inc.

(Exact name of obligor as specified in its charter)

Virginia	13-3435103
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Park Avenue New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Debt Securities

(Title of Indenture Securities)

General

Item 1.	General Information.

Furnish the following information as to the trustee:

(a) Name and address of each examining or supervisory authority to which it is subject.

Comptroller of the Currency, New York, NY.

Federal Deposit Insurance Corporation, Washington, D.C.

Board of Governors of the Federal Reserve System, Washington, D.C.

(b) Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None

Items 3-15.	Not Applicable

Item 16.	List of Exhibits

Exhibit

T1A(i)		Copy of the Amended and Restated Articles of Association of HSBC Bank USA, National Association and as amended and restated as of February 9, 2018.

T1A(ii)	(1)	Certificate of the Comptroller of the Currency dated July 1, 2004 as to the authority of HSBC Bank USA, National Association to commence business.

T1A(iii)		OCC Certification of Fiduciary Powers dated February 20, 2019 for HSBC Bank USA, National Association

T1A(iv)		Copy of the existing By-Laws of HSBC Bank USA, National Association.

T1A(v)		Not applicable.

T1A(vi)	(2)	Consent of HSBC Bank USA, National Association required by Section 321(b) of the Trust Indenture Act of 1939.

T1A(vii)		Copy of the latest report of condition of the trustee (September 30, 2019), published pursuant to law or the requirement of its supervisory or examining authority.

T1A(viii)		Not applicable.

T1A(ix)		Not applicable.

(1)	Exhibit previously filed with the Securities and Exchange Commission with Registration No. 333-118523 and incorporated herein by reference thereto.
(2)	Exhibits previously filed with the Securities and Exchange Commission with Registration No. 333-125197 and incorporated herein by reference thereto.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, HSBC Bank USA, National Association, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York on the 5th day of February, 2020.

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Efren Almazan
Efren Almazan
Vice President

EXHIBIT 1

Office of the Comptroller of the Currency
Washington, DC 20219

CERTIFIED ARTICLES OF ASSOCIATION

I, Joseph Otting, Comptroller of the Currency, do hereby certify that the document hereto attached is a true and correct copy, as recorded in the Office of the Comptroller of the Currency, of the currently effective Articles of Association for “HSBC Bank USA, National Association,” Tysons, Virginia (Charter No. 24522).

IN TESTIMONY WHEREOF, today, March 15, 2018, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia.

Comptroller of the Currency

HSBC Bank USA, National Association

Amended and Restated Articles of Association

For the purpose of maintaining an association authorized to perform any lawful activities of national banks, the sole shareholder has approved the following Articles of Association, as amended and restated effective February 9, 2018:

FIRST. The title of this association is HSBC Bank USA, National Association.

SECOND. The main office of the association shall be located in Tysons (formerly known as McLean), County of Fairfax, State of Virginia.

The general business of the association shall be conducted at its main office and its branches.

THIRD. The board of directors of this association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Each director shall own common or preferred stock of the association or of a holding company owning the association, with either an aggregate par, fair market, or equity value of $1,000. Determination of these values may be based as of either (i) the date of purchase, or (ii) the date the person became a director, whichever value is greater. Any combination of common or preferred stock of the association or holding company may be used.

Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The board of directors may not increase the number of directors between meetings of shareholders to a number which: (1) exceeds by more than two the number of directors last elected by shareholders when the number was 15 or less; or (2) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25.

Directors, including directors selected to fill vacancies, shall be elected for terms of one or three years, as specified in the Bylaws, and shall serve until their successors are elected and qualified. Terms of directors, including terms of directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless they resign, are removed from office, or the terms of the directors are staggered. If directors’ terms are staggered, a director’s term shall expire at the next applicable annual shareholders’ meeting as specified in the Bylaws, unless the director resigns or is removed from office.

Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefore in the Bylaws. If no election is held on the day fixed, or in the event of a legal holiday on the following banking day, an election may be held on any subsequent day within 60 days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding. In all cases at least 10 days advance notice of the meeting shall be given to the shareholders by first class mail.

A director may resign at any time by delivering written notice to the board of directors, its chairman, or to the association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting states that the purpose or one of the purposes is to remove him or her, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided that, however, a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

FIFTH. The authorized amount of capital stock of this association shall be 50,000 shares of common stock of the par value of one hundred dollars ($100) and 250 shares of preferred stock of the par value of one cent ($0.01); but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

Unless otherwise specified in the Articles of Association or required by law, (1) all matters requiring shareholder action, including amendments to the Articles of Association must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (2) each shareholder shall be entitled to one vote per share.

Unless otherwise specified in the Articles of Association or required by law, all shares of voting stock shall be voted together as a class, on any matters requiring shareholder approval. If a proposed amendment would affect two or more classes or series in the same or a substantially similar way, all the classes or series so affected, must vote together as a single voting group on the proposed amendment.

The two hundred fifty (250) shares of Series A preferred stock, par value one cent ($0.01) per share, shall be subject to the following dividend, liquidation, retirement, voting, preemptive, sinking fund, conversion, and other rights:

Section 1.     Designation and Amount.

The shares of preferred stock shall be designated as the “Series A Preferred Stock” (“Series A Preferred Stock”) and the number of shares constituting such series shall be 250, which number may be decreased by the board of directors (the “Board”) of this association without a vote of shareholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

Section 2.     Dividends and Distributions.

(a)     The holders of shares of Series A Preferred Stock, in preference to the holders of shares of this association’s common stock, par value $100 per share (the “Common Stock”), and to any other capital stock of this association ranking junior to Series A Preferred Stock as to payment of dividends, shall be entitled to receive when, as and if declared by the Board out of net income or retained earnings provided such funds are legally available for the payment of dividends, noncumulative dividends at the Applicable Rate (as defined in Section 10) for each Dividend Period (as defined below) applied to the Redemption Price (as defined in Section 4(a)) per share, and no more. Dividends payable in respect of the outstanding shares of Series A Preferred Stock shall be payable with respect to each Dividend Period in quarterly payments on the 15th day of January, April, July and October (or, if any such day is not a Business Day (as defined in Section 10), the Business Day preceding such day) in each year commencing July 15, 2015 in the case of clause (i) of the definition of Applicable Rate and commencing July 15, 2020 in the case of clause (ii) of the definition of Applicable Date (each such date being referred to herein as a “Quarterly Dividend Payment Date”) but only when, as and if declared by the Board. The “Dividend Period” with respect to each Quarterly Dividend Payment Date shall be the three-month period ending on the March 31, June 30, September 30 or December 31 immediately preceding such Quarterly Dividend Payment Date, except that the first initial Dividend Period will be the period from and including the date of original issue (March 27, 2015) to but excluding June 30, 2015 and the second initial Dividend Period will be the period from and including March 31, 2020 to but excluding June 30, 2020. The rate at which dividends will be payable for each full dividend period will be determined by dividing the annual rate by four. With respect to any dividend period ending prior to March 31, 2020, the association will calculate any dividends on the Preferred Stock on the basis of a 360-day year of twelve 30-day months. With respect to any dividend period beginning on or after March 31, 2020, the association will calculate any dividends on the Preferred Stock on the basis of a 360-day year and the actual number of days elapsed. Dividends payable for any period longer or shorter than a full Dividend Period will be computed on the basis of 30-day months, a 360 day year and the actual number of days elapsed in the period. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(b)     If the Board does not declare a dividend on the Series A Preferred Stock for any Dividend Period prior to the related Quarterly Dividend Payment Date, that dividend will not accrue, and this association will have no obligation to pay, and the holders shall have no right to receive, a dividend for that Dividend Period on the related Quarterly Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c)     The Board may fix a record date (a “Regular Record Date”) for the determination of holders (the “Registered Holders”) of shares of Series A Preferred

Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days nor less than ten days prior to the date fixed for the payment thereof. Any dividend declared by the Board as payable and punctually paid on a Quarterly Dividend Payment Date will be paid to Registered Holders. All cash payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(d)     The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions in respect of such shares of Series A Preferred Stock except as provided for hereby.

Section 3.     Restrictive Covenants: Voting Rights.

(a)     So long as any shares of Series A Preferred Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the number of then-outstanding shares of Series A Preferred Stock, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, this association shall not:

(i)     (A) authorize or create any class or series, or any shares of any class or series, of capital stock of this association having any preference or priority (either as to dividends or upon redemption, liquidation, dissolution, or winding up) over Series A Preferred Stock (“Senior Stock”) or (B) issue shares of Senior Stock; provided, however, that no such vote shall be required with respect to the authorization or creation by this association of one or more classes and/or series of Senior Stock if the proceeds of this association’s issuance of such Senior Stock are sufficient, and are used, to redeem all outstanding shares of Series A Preferred Stock concurrently with the issuance of such Senior Stock;

(ii)     (A) authorize or create any class or series, or any shares of any class or series, of capital stock of this association ranking on a parity (either as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series A Preferred Stock (“Parity Stock”) or (B) issue shares of Parity Stock unless, in either case, this association’s Amended and Restated Articles of Association creating or authorizing such class, series or shares shall provide that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of this association are not paid in full on all outstanding shares of Parity Stock (including the Series A Preferred Stock), the shares of all such Parity Stock shall share ratably (x) in the payment of dividends and (y) on any distribution of assets upon liquidation, dissolution or winding up of this association in accordance with the sums that would be payable in respect of all shares of such Parity Stock if all sums payable were discharged in full; provided, however, that no such vote shall be required with respect to the authorization, creation or issuance by this association of one or more classes and/or series of Parity Stock if the proceeds of this association’s issuance of such Parity Stock are sufficient, and are used to redeem all outstanding shares of Series A Preferred Stock concurrently with the issuance of such Parity Stock;

(iii)     reclassify, convert or exchange any shares of any capital stock of this association into shares of Senior Stock or Parity Stock;

(iv)     authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; or

(v)     except as provided in Section 9 below, amend, alter or repeal this association’s Amended and Restated Articles of Association, as it may be amended from time to time, or this association’s By Laws, as they may be amended from time to time, to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of Series A Preferred Stock, or any Senior Stock or Parity Stock so as to affect Series A Preferred Stock, in any material adverse respect.

(b)     If and whenever an amount equal to six (6) full quarterly dividends, whether or not consecutive, payable on the Series A Preferred Stock are not paid or otherwise declared and set aside for payment, the holders of the Series A Preferred Stock, voting as a single class, shall be entitled to increase the authorized number of directors on the Board by two and elect such two additional directors to the Board at the next annual meeting or special meeting. Not later than 40 days after the entitlement arises, the Board will convene a special meeting of the holders of the Series A Preferred Stock for the purpose of electing the additional two directors. If the Board fails to convene such meeting within such 40-day period, then holders of 10% of the outstanding shares of the Series A Preferred Stock may call the meeting. lf and whenever an amount equal to four (4) full quarterly dividends, whether or not consecutive, on the Series A Preferred Stock have been subsequently paid in full or declared and set apart for payment, the holders of the Series A Preferred Stock will no longer have the right to vote on directors and the term of office of each director so elected by such holders will terminate immediately and the authorized number of this association’s directors will, without further action, be reduced accordingly.

(c)     Except as otherwise expressly provided hereby, or as required by law, the holders of shares of Series A Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

Section 4.     Redemption.

(a)     This association may at its option redeem, in whole or in part, the shares of Series A Preferred Stock on or after March 31, 2020 (the “First Call Date”), but only out of funds legally available therefor, by paying therefor in cash $10,000,000 per share (the “Redemption Price”) plus an amount equal to any declared and unpaid dividends thereon, without accumulation of any undeclared dividends, to the date of redemption, but only after receipt of written approval from the Office of the Comptroller of the Currency for such redemption, and only to the extent this association may lawfully do so. If less than all outstanding shares of Series A Preferred Stock are to be redeemed, this association shall redeem shares pro rata among the holders thereof in accordance with the respective numbers of shares of Series A Preferred Stock held by each of them. Prior to exercising this optional redemption, or immediately thereafter, this association will, as a condition to receiving approval of the Office of the Comptroller of the Currency, replace the Series A Preferred Stock redeemed or to be redeemed with an equal amount of instruments that will qualify as additional tier 1 capital or common equity tier 1 capital under regulations of the Office of the Comptroller of the Currency, or will demonstrate to the satisfaction of the Office of the Comptroller of the Currency that, following redemption, this association will continue to hold capital commensurate with its risk.

(b)     This association may at its option redeem, in whole but not in part, the shares of Series A Preferred Stock at any time after it receives notice from the Office of the Comptroller of the Currency that the Series A Preferred Stock will no longer be included in the regulatory capital of this association, as calculated in accordance with the regulations issued by the Office of the Comptroller of the Currency and other provisions of applicable law in effect on any date of calculation, as amended for any subsequent changes in applicable laws, rules or regulations, by paying therefor in cash the Redemption Price plus an amount equal to any declared and unpaid dividends thereon, without accumulation of any undeclared dividends, to the date of redemption, but only after receipt of written approval from the Office of the Comptroller of the Currency for such redemption and only to the extent this association may lawfully do so.

(c)     In order to facilitate the redemption of shares of Series A Preferred Stock pursuant to Section 4(a) or (b), the Board may fix a record date for the determination of the holders of shares of Series A Preferred Stock to be redeemed not more than 60 days or less than 10 days prior to the date fixed for such redemption. Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 4(a) or (b) shall specify a date and procedures for such redemption and shall be mailed not less than 10 nor more than 60 days prior to such date fixed for redemption to each Registered Holder at such Registered Holder’s address as it appears on the transfer books of this association.

(d)     From and after the date of any redemption effected by this association pursuant to sections 4(a) or (b), all dividends on shares of Series A Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as holders of Series A Preferred Stock shall, with respect to shares thereby called for redemption, cease and terminate. Any interest allowed on moneys that have been Set Apart for Payment (as defined in Section 10) prior to the date of redemption for the payment of the Redemption Price (or any declared and unpaid dividends thereon, without accumulation of any undeclared dividends) shall be paid to this association. Any moneys so deposited that remain unclaimed by the holders of such Series A Preferred Stock at the end of two years after the redemption date shall to the fullest extent permitted by law become the property of, and be paid by such bank or trust company to, this association.

(e)     Any shares of Series A Preferred Stock redeemed pursuant to this Section 4 shall be cancelled.

Section 5.     Conversion.

(a)     The holders of the Series A Preferred Stock shall have no conversion rights.

Section 6.     Reacquired Shares.

Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by this association or any Subsidiary (as defined in Section 10) of this association in any manner whatsoever shall become authorized but unissued shares of Preferred Stock, par value $0.01 per share, of this association and may be reissued as part of another class or series of Preferred Stock, subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series, set forth in Section 3(a).

Section 7.     Liquidation, Dissolution or Winding Up.

(a)     If this association shall liquidate, dissolve or wind up, whether pursuant to federal bankruptcy laws, state laws or otherwise, no distribution shall be made (i) to the holders of shares of Common Stock or any other class of stock ranking junior to the Series A Preferred Stock, unless prior thereto the holders of shares of Series A Preferred Stock shall have received $10,000,000 per share (as adjusted for any stock dividends, combinations, recapitalizations or splits with respect to such shares of Series A Preferred Stock) (the “Liquidation Preference”), plus an amount equal to any declared and unpaid dividends thereon to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on Series A Preferred Stock and all such Parity Stock in proportion to the total amounts which the holders of, all such shares are entitled upon such liquidation, dissolution or winding up of this association.

(b)     Neither the consolidation, merger or other business combination of this association with or into any other Person (as defined in Section 10) or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of this association to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of this association for purposes of this Section 7.

Section 8.     Rank.

(a)     For purposes of this Amended and Restated Articles of Association, Series A Preferred Stock will rank, with respect to dividends and upon distribution of assets in liquidation, dissolution or winding up, prior to the Common Stock.

(b)     Series A Preferred Stock may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency or similar proceeding, including, without limitation, a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as implemented by U.S. banking regulators whilst this association is an advanced approach institution.

(c)     Series A Preferred Stock is not and shall not be secured or covered by any guarantee of this association. Series A Preferred Stock is not and shall not be subject to any other arrangement that legally or economically enhances the seniority of the Series A Preferred Stock.

(d)     Series A Preferred Stock is and would be subordinated to depositors, general creditors, and subordinated debt holders of this association in a receivership, insolvency, liquidation, or similar proceeding.

Section 9.     Amendment.

In furtherance and not in limitation of the powers conferred by statute, in the event that the Series A Preferred Stock will no longer qualify as regulatory capital for this association under the rules and regulations of the Office of the Comptroller of the Currency due to the adoption of, or any change in, any law, rule or regulation, or in the interpretation or application thereof or compliance by this association therewith subsequent to the date hereof, this association is expressly authorized, without the consent of the holders of the Series A Preferred Stock, to amend or alter this Amended and Restated Articles of Association to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of the Series A Preferred Stock, but only after receipt of written approval from the Office of the Comptroller of the Currency for such amendment or alteration; provided, however, that no such amendment shall change the number of shares of Series A Preferred Stock, liquidation preference, Redemption Price, dividend rate, dividend payment dates, maturity, First Call Date, priority, voting rights or protective provisions without the consent of the holders of the Series A Preferred Stock.

Section 10.     Definitions.

As used herein, the following terms shall have the meanings indicated.

The “Applicable Rate” for any Dividend Period will be (i) from the date of issuance of the Preferred Stock to, but excluding, March 31, 2020, equal to the Fixed Rate specified in Addendum A to the Amended and Restated Articles of Association, which shall be a market rate on the day of pricing of the Series A Preferred Stock and (ii) from, and including, March 31, 2020, equal to three-month LIBOR plus the Floating Rate specified in Addendum A to the Amended and Restated Articles of Association, which shall be a market rate on the day of pricing of the Series A Preferred Stock, and which shall be reset quarterly. The association shall notify the holders of the Series A Preferred Stock of the Applicable Rate for each Dividend Period two London Business Days prior to the first day of such Dividend Period.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173).

“LIBOR,” means, with respect to a Dividend Period, the rate (expressed as a percentage per annum) for offerings of three-month deposits in U.S. dollars administered by ICE Benchmark Administration Limited (or any other Person which takes over administration of such rate) appearing on the Designated LIBOR Page on or about 11:00 a.m. London time on the second London Business Day immediately preceding the first day of such Dividend Period. “London Business Day” means any Business

Day on which dealings in deposits in dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

If LIBOR cannot be determined as described above, this association will select four major banks in the London interbank market. This association will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such Dividend Period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to any amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, LIBOR for the Dividend Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, this association will select three major banks in New York City and will then determine LIBOR for the Dividend Period as the arithmetic mean of the rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by this association are quoting rates, LIBOR for the applicable Dividend Period will be the same as for the immediately preceding Dividend Period.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization trust or joint venture, or a governmental agency or political subdivision thereof.

“Set Apart for Payment” means, when used with respect to funds of this association to be used to effect any redemption of shares of Series A Preferred Stock, that funds of this association sufficient to satisfy such payment of redemption shall have been irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan in the City of New York and having a capital and surplus of at least $50 million in trust for the exclusive benefit of the holders of the shares of Series A Preferred Stock to be redeemed and that such funds will be payable from and after the date of redemption to holders of Series A Preferred Stock who surrender their certificates representing such stock in accordance with the notice of redemption provided pursuant to Section 4(c).

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock (as defined below) is at the time owned or controlled directly or indirectly by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.”

The association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders. Obligations classified as debt, whether or not subordinated, which may be issued by the association without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.

SIXTH. The board of directors shall appoint one of its members president of the association, and one of its members chairperson of the board and shall have the power to appoint one or more vice chairpersons, a chief executive officer, and one or more senior executive vice presidents, senior vice presidents, vice presidents, a secretary who shall keep minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of the association, and such other officers and employees as may be required to transact the business of this association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors according to the Bylaws.

The board of directors shall have the power to:

(1) Define the duties of the officers, employees, and agents of the association.

(2) Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the association.

(3) Fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

(4) Dismiss officers and employees.

(5) Require bonds from officers and employees and to fix the penalty thereof.

(6) Ratify written policies authorized by the association’s management or committees of the board.

(7) Regulate the manner in which any increase or decrease of the capital of the association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the association according to law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

(8) Manage and administer the business and affairs of the association.

(9) Adopt initial Bylaws, not inconsistent with law or the Articles of Association, for managing the business and regulating the affairs of the association.

(10) Amend or repeal the Bylaws, except to the extent that the Articles of Association reserve this power in whole or in part to shareholders.

(11) Make contracts.

(12) Generally perform all acts that are legal for a board of directors to perform.

SEVENTH. The board of directors shall have the power to change the location of the main office to (1) any authorized branch within the limits of Tysons, Virginia, without the approval of the shareholders, or with a vote of shareholders owning two-thirds of the stock of such association, (2) a location outside such limits and upon receipt of a certificate of approval from the Comptroller of the Currency, to any other location within or outside the limits of Tysons, Virginia, but not more than 30 miles beyond such limits. The board of directors shall have the power to establish or change the location of any branch or branches of the association to any other location permitted under applicable law, without approval of shareholders, subject to approval by the Comptroller of the Currency.

EIGHTH. The corporate existence of this association shall continue until termination according to the laws of the United States.

NINTH. The board of directors of the association, or the shareholders owning a majority of the capital stock of this association, may call a special meeting of shareholders at any time. Unless otherwise provided by the Bylaws or the laws of the United States, or waived by shareholders, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10, and no more than 60, days prior to the date of the meeting to each shareholder of record at his/her address as shown upon the books of this association. Unless otherwise provided by the Bylaws, any action requiring approval of shareholders must be affected at a duly called annual or special meeting.

TENTH. The association may make or agree to make indemnification payments to an institution-affiliated party, as defined by 12 USC § 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC § 1828(k) and the implementing regulations thereunder.

The association may indemnify an institution-affiliated party, as defined by 12 USC § 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the law of the State of Delaware, provided such payments are consistent with safe and sound banking practices.

The association may purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such insurance coverage is permitted by applicable state and federal law. Such insurance may, but need not, be for the benefit of all directors, officers or employees.

ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of the association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. The association’s board of directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

I, Helen Kujawa, certify that: (1) I am a duly constituted Assistant Corporate Secretary of HSBC Bank USA, National Association, and as such officer am an official custodian of its records; and (2) the foregoing Articles of Association were duly adopted by the sole shareholder of the association.

I have hereunto affixed my official signature and the seal of the association, in the city of Buffalo, New York, on this 9th day of February, 2018.

[SEAL]

Assistant Corporate Secretary

Addendum A

Dividend Rate	Fixed Rate:
5.4375% per annum

Floating Rate:
382.75 basis points above three-month LIBOR

OCC Certification

I certify that the bank’s board of directors, shareholders, or a designated official has authorized the filing of this application. I certify that the information contained in this application has been examined carefully and is true, correct, complete and current as of the date of this submission. Additionally, I agree to notify the OCC if the facts described in the filing materially change prior to receiving a decision or at any time prior to consummation of the action contemplated herein.

I acknowledge that any misrepresentation or omission of a material fact with respect to this application, any attachments to it, and any other documents or information provided in connection with this application may be grounds for denial of the application or revocation of its approval, and may subject the undersigned to legal sanctions, including the criminal sanctions provided for in Title 18 of the United States Code.

I acknowledge that the approval of this application is in the discretion of the OCC. The activities and communications by OCC employees in connection with the filing, including approval of the application if granted, do not constitute a contract, express or implied, or any other obligation binding upon the OCC, the United States, any agency or entity of the United States, or any officer or employee of the United States, and do not affect the ability of the OCC to exercise its supervisory, regulatory and examination authorities under applicable law and regulations. I further acknowledge that the foregoing may not be waived or modified by any employee or agent of the OCC or the United States.

[Electronically Signed]

joanne libreri
Electronically Signed By

Compliance Officer	Address Change - Main/Home Office
Title	Filing Type

3/14/2018 5:17 PM GMT+00:00	24522
Date and Time	Institution Charter Number

HSBC Bank USA, National Association	2018-NE-AddressChange-302387
Institution	Filing Control Number

EXHIBIT 3

Office of the Comptroller of the Currency
Washington, DC 20219

CERTIFICATION OF FIDUCIARY POWERS

I, Joseph Otting, Comptroller of the Currency, do hereby certify that:

1. The Office of the Comptroller of the Currency, pursuant to Revised Statutes 324, et seq, as amended, and 12 USC 1, et seq, as amended, has possession, custody, and control of all records pertaining to the chartering, regulation, and supervision of all national banking associations.

2. “HSBC Bank USA, National Association,” Tysons, Virginia (Charter No. 24522), was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 USC 92a, and that the authority so granted remains in full force and effect on the date of this certificate.

IN TESTIMONY WHEREOF, today, February 20, 2019, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia.

Comptroller of the Currency

Exhibit 4

HSBC Bank USA, National Association

Bylaws

(As amended and restated effective July 24, 2018)

Article I

Meetings of Stockholders

Section 1.1. Annual Meeting. The regular annual meeting of the stockholders to elect directors and transact whatever other business may properly come before the meeting, shall be held at the main office of HSBC Bank USA, National Association (the “Association”), 1800 Tysons Boulevard, Tysons (formerly known as McLean), Fairfax County, Virginia, or such other place as the Board may designate, on such date and at such time as is fixed by the Board of Directors (the “Board”); provided, however, that so long as HSBC Holdings plc and any of its subsidiaries own 100 percent of the outstanding common stock of the Association, action to elect directors may be taken by written consent in lieu of an annual meeting and the Board will not be required to fix a date and time for an annual meeting of the Association’s stockholders. Notice of the meeting shall be mailed by first class mail, postage prepaid, at least 10 days and no more than 60 days prior to the date thereof, addressed to each stockholder at his/her address appearing on the books of the Association. If, for any cause, an election of directors is not made on that date, an election may be held on any subsequent day within 60 days of the date fixed, to be designated by the Board, or, if the directors fail to fix the date, by stockholders representing two-thirds of the shares.

Section 1.2. Special Meetings. Except as otherwise specifically provided by statute, special meetings of the stockholders may be called for any purpose at any time by the President, Chief Executive Officer or a majority of the Association’s Board by vote at a meeting or in writing (addressed to the Secretary of the Association) with or without a meeting or by the stockholders owning a majority of the capital stock of the Association. Every such special meeting, unless otherwise provided by law, shall be called by mailing by first class mail, postage prepaid, not less than 10 days nor more than 60 days prior to the date fixed for the meeting, to each stockholder at the address appearing on the books of the Association such notice to state the purpose of the meeting.

The Board may fix a record date for determining stockholders entitled to notice and to vote at any meeting, in reasonable proximity to the date of giving notice to the stockholders of such meeting. The record date for determining stockholders entitled to demand a special meeting is the date the first stockholder signs a demand for the meeting describing the purpose or purposes for which it is to be held.

A special meeting may be called by stockholders or the Board to amend the Articles of Association or Bylaws, whether or not such Bylaws may be amended by the Board in the absence of stockholder approval.

If an annual or special stockholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time or place, if the new date, time or place is announced at the meeting before adjournment, unless any additional items of business are to be considered, or the Association becomes aware of an intervening event materially affecting any matter to be voted on more than 10 days prior to the date to which the meeting is adjourned. If a new record date for the adjourned meeting is fixed, however, notice of the adjourned meeting must be given to persons who are stockholders as of the new record date.

Section 1.3. Nominations of Directors. Nominations for election to the Board may be made by the Board or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided that, however, if less than 21 days’ notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the President of the Association no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying stockholder:

(1)	The name and address of each proposed nominee.

(2)	The principal occupation of each proposed nominee.

(3)	The total number of shares of capital stock of the Association that will be voted for each proposed nominee.

(4)	The name and residence address of the notifying stockholder.

(5)	The number of shares of capital stock of the Association owned by the notifying stockholder.

Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the chairman of the meeting, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee.

Section 1.4. Proxies. Stockholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this Association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and filed with the records of the meeting. Proxies with facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a written confirmation from the shareholder. Proxies meeting the above requirements submitted at any time during a meeting shall be accepted. Any action required to be taken at an annual or special meeting of shareholders may be taken without a meeting by written consent setting forth the action and signed by the holders of outstanding shares having not less than the minimum number of shares necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 1.5. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of stockholders, unless otherwise provided by law, or by the stockholders or directors pursuant to section 10.2, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without

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further notice. A majority of the votes cast shall decide every question or matter submitted to the stockholders at any meeting, unless otherwise provided by law or by the Articles of Association, or by the stockholders or directors pursuant to section 10.2.

Article II

Directors

Section 2.1. Board. The Board shall have the power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board.

Section 2.2. Number. The Board shall consist of no less than five nor more than 25 persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of a majority of the stockholders at any meeting thereof. A minimum of two directors shall be independent non-executive directors.

Section 2.3. Tenure. The directors shall be elected for one or three year terms at the annual meeting of stockholders, except as provided in Section 2.8 of this Article II, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation or removal. In accordance with guidance on bylaws from the Office of the Comptroller of the Currency, provision shall be made for the election of approximately one-third of the board each year, as appropriate.

Each non-executive director will be appointed for an initial three-year term. Upon completion of the initial three-year term, directors may serve two additional three-year terms subject to (i) election by the stockholders, (ii) rigorous review by the Board of whether there are relationships or circumstances that may affect, or could appear to affect, the director’s exercise of independent judgment, and (iii) the Board taking into account the need for progressive refreshing of the Board. Thereafter, the director may serve further one-year terms at the invitation of the Board after a thorough review of the director’s continued independence. Executive directors will serve one-year terms.

Appointments of non-executive directors shall expire at the first annual meeting of the shareholders which falls either on or following the third anniversary from the appointment date.

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Section 2.4. Organization Meeting. The Secretary, upon receiving the result of any election, shall notify the directors-elect of their election and of the time and place at which they are required to meet to organize the new Board and elect and appoint officers of the Association for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within 30 days thereof. If, at the time fixed for such meeting, there shall not be a quorum, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 2.5. Regular Meetings. The regular meetings of the Board shall be held at the time and location designated by the Board. No notice of a regular meeting shall be required if the meeting is held according to a schedule of regular meetings approved by the Board. Members of the Board may participate in regular or special meetings by means of conference telephone or similar communications equipment by which all persons participating can hear each other. Such participation shall constitute presence in person.

Section 2.6. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, President, Chief Executive Officer or Secretary of the Association, or at the request of three or more directors. Each member of the Board shall be given notice of each special meeting stating the time and place by telegram, telephone, or similar electronic means or in person at least one day prior to such meeting, or by mail at least three days prior.

Section 2.7. Quorum. A majority of the director positions on the Board shall constitute a quorum if the total number is odd or one-half thereof if the total number is even at any meeting, except when otherwise provided by law, or the Bylaws, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If the number of directors is reduced below the number that would constitute a quorum, no business may be transacted, except selecting directors to fill vacancies in conformance with Section 2.8.

If a quorum is present, the Board may take action through the vote of a majority of the directors who are in attendance.

Section 2.8. Vacancies. When any vacancy occurs among the directors, a majority of the remaining members of the Board, according to the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose at which a quorum is present, or if the directors remaining in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of all the directors remaining in office, or by stockholders at a special meeting called for that purpose, in conformance with Section 1.2. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs. A director elected to fill a vacancy shall serve for the unexpired portion of the term of his predecessor in office.

Section 2.9. Removal of Directors. Any director may be removed either with or without cause, at any time, by a vote of the holders of a majority of the shares of the Association at any meeting of stockholders called for that purpose. A director may be removed for cause by vote of a majority of the full Board.

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Section 2.10. Action by the Board. Except as otherwise provided by law, corporate action to be taken by the Board shall mean such action at a meeting of the Board or the Executive Committee of the Board. Any action required or permitted to be taken by the Board, the Executive Committee or any other committee of the Board may be taken without a meeting if all members of the Board or the committee consent in writing to a resolution authorizing the action. The resolution and the written consents thereto shall be filed with the minutes of the proceedings of the Board or committee. Any one or more members of the Board or any committee may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 2.11. Advisory and Regional Boards. The Board, the Chairman of the Board, the President, the Chief Executive Officer, or any Regional President, may establish Advisory Boards or Regional Boards and committees thereof for any one or more of the Association’s regions, offices, or departments, and make or authorize appointments to be made thereto. Appointees to such boards and committees need not be stockholders, directors, or officers of the Association, and they shall have and perform only such functions as may be assigned to them; shall serve at the pleasure of and shall be compensated by fees fixed by the Board, the Chairman of the Board, the President, the Chief Executive Officer or the Regional President making the appointment.

Article III

Committees of the Board

Section 3.1. Audit Committee. There shall be an Audit Committee composed of no less than two directors, exclusive of any active officers, appointed by the Board annually or more often. The duty of the Audit Committee shall be to examine at least once during each calendar year and within 15 months of the last examination the affairs of the Association or cause suitable examinations to be made by auditors responsible only to the Board and to report the result of such examination in writing to the Board at the next regular meeting thereafter. Such report shall state whether the Association is in a sound condition, and whether adequate internal controls and procedures are being maintained and shall recommend to the Board such changes in the manner of conducting the affairs of the Association as shall be deemed advisable.

Section 3.2. Executive Committee. The Board may appoint from among its members an Executive Committee composed of not less than three directors, appointed by the Board annually or more often. The Executive Committee shall have power to review, set, and make changes to salaries annually or more often, approve capital expenditures, and to exercise, when the Board is not in session, all other powers of the Board that may be lawfully delegated. The Executive Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

Section 3.3. Other Committees. The Board may appoint, from time to time, from its own members, risk, compensation, special litigation and other committees of one or more persons, for such purposes and with such powers as the Board may determine.

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However, a committee may not:

(1)	Authorize distributions of assets or dividends.

(2)	Approve action required to be approved by stockholders.

(3)	Fill vacancies on the Board or any of its committees.

(4)	Amend the Articles of Association.

(5)	Adopt, amend, or repeal the Bylaws.

(6)	Authorize or approve the issuance or sale, or contract for sale, of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares.

Article IV

Officers and Employees

Section 4.1. Appointment of Officers. At its annual meeting following the annual meeting of stockholders, the Board shall appoint from among its members a Chairman of the Board. The Board may also appoint one of its members to be the Vice Chairman of the Board. The Board shall also make “Senior Executive Appointments” including (i) appointments to the positions of Chairman (if an executive), the Policy Making Officers of the Association which include the President, Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Head of Financial Crime Compliance, Chief Operating Officer, Head of Human Resources, Head of Internal Audit, General Counsel, Corporate Secretary, the heads of the principal business lines and principal business functions, and heads of certain other control functions as may be determined by the Board; (ii) direct reports of Policy Making Officers with an internal HSBC Global Career Band of 2 or above; and (iii) other appointments as required by law or regulation. The Chairman of the Board or the President may also be appointed as the Chief Executive Officer. The Board of Directors may also appoint General Officers to manage the day-to-day business functions of the Association.

The Chief Executive Officer and the Head of Human Resources shall each have the authority to appoint General Officers not otherwise reserved to the Board up to and including the level of Executive Vice President. Policy Making Officers shall have the authority to appoint General Officers not otherwise reserved to the Board up to and including the level of Senior Vice President.

The Policy Making Officers and any Executive Vice President or above shall also have the authority to appoint general agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable, and to revoke such appointments as may be necessary or desirable. Any Senior Vice President or above shall have the authority to appoint agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable with specific limited authority to assist in the ministerial aspects of their area of responsibilities, and to revoke such appointments as may be necessary or desirable. Any Vice President or above shall have the

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authority to appoint agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable, and to revoke such appointments as may be necessary or desirable, with specific limited authority to assist in the ministerial aspects of their areas of responsibilities pursuant to specific routine, repetitive delegations of authority. Any delegation of authority to appoint agents, counsel and attorneys at law or in fact authorized above shall be subject to review and approval by internal legal counsel for the Association.

The Board may from time to time designate, employ, or appoint such other officers and assistant officers, agents, employees, counsel, and attorneys at law or in fact as it shall deem desirable for such periods and on such terms as it may deem advisable, and such persons shall have such titles, only such power and authority, and perform such duties as the Board may determine. The Board may also authorize a committee of the Board to appoint such officers as are not required to be appointed by the Board at a meeting.

Section 4.2 Duties of the Chairman of the Board. The Chairman of the Board shall serve at the Board’s pleasure. Such person shall preside at all meetings of the Board. The Chairman of the Board shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executive powers, as well as the specific powers conferred by these Bylaws; and shall have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board. The Vice Chairman, if one is appointed, shall assume the duties of Chairman in the absence of the Chairman.

Section 4.3 Duties of the President. In the absence of the Chairman, or Vice Chairman if one is appointed, the President shall preside at any meeting of the Board. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time-to-time may be conferred, or assigned by the Board.

Section 4.4 Duties of Chief Executive Officer. At the next meeting of the Board following the annual meeting of stockholders, or other meeting at which Policy Making Officers are or may be elected, the Board shall appoint the Chief Executive Officer of the Association. The Chief Executive Officer shall have general authority over all matters relating to the business and affairs of the Association subject to the control and direction of the Board. Except as otherwise provided by these Bylaws, the Chief Executive Officer shall have the power to determine the duties of other officers of the Association and to employ and discharge officers and employees. Except as otherwise provided by the Bylaws or the Board, the Chief Executive Officer shall be a member ex officio of all committees authorized by these Bylaws or created by the Board. In the absence of the Chairman of the Board and the President, the Chief Executive Officer shall preside at all meetings of the Board and of the stockholders.

Section 4.5. Duties of Senior Executive Vice Presidents, Executive Vice Presidents and Senior Vice Presidents. Each Senior Executive Vice President, Executive Vice President and Senior Vice President shall have such powers and perform such duties as may be prescribed by the Chief Executive Officer of the Association or the Board. In the absence or inability of the Chief Executive Officer to act, the most senior of the Senior Executive Vice Presidents, Executive Vice Presidents and Senior Vice Presidents shall, unless another officer of the

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Association is so designated by the Chief Executive Officer, perform the duties of the Chief Executive Officer for such time period as required.

Section 4.6. Duties of Treasurer. The Treasurer shall have custody of all funds, securities, evidences of indebtedness, and other similar property of the Association, and shall, in general, perform all duties incident to the office of Treasurer and such other duties as may be prescribed by the Board. In the absence of an appointment of a Treasurer, the Chief Financial Officer shall have the responsibilities of and perform the duties of the Treasurer.

Section 4.7. Secretary. The Board shall appoint a Secretary or other designated officer who shall be secretary of the Board and of the Association, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws; shall be custodian of the corporate seal, records, documents, and papers of the Association; shall provide for the keeping of proper records of all transactions of the Association; shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of Secretary, or imposed by these Bylaws; and shall also perform such other duties as may be assigned from time-to-time, by the Board.

Section 4.8. Tenure of Office. The President and all other officers appointed by the Board shall hold office until the next annual meeting of the Board, unless they shall resign, become disqualified, or be removed. All other officers shall hold office until their successors have been appointed and qualify unless they shall resign, become disqualified or be removed. The Board shall have the power to remove the Chairman of the Board, the President and the Chief Executive Officer. The Board or the President or the Chief Executive Officer or his designee shall have the power to remove all other officers and employees. Any vacancy occurring in the office of President shall be filled promptly by the Board.

Section 4.9. Resignation. An officer may resign at any time by delivering notice to the Association. A resignation is effective when the notice is given unless the notice specifies a later effective date.

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Article V

Fiduciary Activities

Section 5.1. Trust Officer. The Board shall appoint a Trust Officer or Officers or Committee or Committees of the Association whose duties shall be to manage, supervise, and direct all fiduciary activities. Such persons or Committees shall do or cause to be done all things necessary or proper in carrying on the fiduciary business of the Association according to provisions of law and applicable regulations; and shall act pursuant to opinion of counsel when such opinion is deemed necessary. Opinions of counsel shall be retained on file in connection with all important matters pertaining to fiduciary activities. The Trust Officer or Officers or Committee or Committees shall be responsible for all assets and documents held by the Association in connection with fiduciary matters.

The Board may appoint other Trust Officers as it may deem necessary, with such duties as may be assigned. In accordance with Section 4.1 of these Bylaws, any Policy Making Officer may appoint Trust Officers up to and including the level of Senior Vice President.

Section 5.2. Trust Audit Committee. The Association’s Audit Committee described in Section 3.1 of these Bylaws shall fulfil the responsibilities of the Trust Audit Committee for the Association and shall ensure that a suitable audit (by internal or external auditors) of all significant fiduciary activities conducted by the Association is completed at least once during each calendar. The results of the audit (including significant actions taken as a result of the audit) shall be presented to the Audit Committee on behalf of the Board. In lieu of annual audits, the Association may adopt a continuous audit system in accordance with 12 CFR 9.9(b).

Section 5.3. Fiduciary Files. There shall be maintained by the Association all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

Section 5.4. Trust Investments. Funds held in a fiduciary capacity shall be invested according to the instrument establishing the fiduciary relationship and local law. Where such instrument does not specify the character and class of investments to be made and does not vest in the Association a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under local law.

Article VI

Stock and Stock Certificates

Section 6.1. Transfers. Shares of stock shall be transferable on the books of the Association, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a stockholder by such transfer shall, in proportion to his or her shares, succeed to all rights of the prior holder of such shares. The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the Association for stock transfers, voting at stockholder meetings, and related matters, and to protect it against fraudulent transfers.

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Section 6.2. Stock Certificates. Certificates of stock shall bear the signature of the President or a Vice President (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the Secretary or an Assistant Secretary, or any other officer appointed by the Board for that purpose, to be known as an authorized officer, and the seal of the Association shall be impressed or engraved thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed.

The Board may adopt or use procedures for replacing lost, stolen, or destroyed stock certificates as permitted by law.

Article VII

Corporate Seal

The President, the Secretary, or any Assistant Secretary, or other officer thereunto designated by the Board, shall have authority to affix the corporate seal to any document requiring such seal and to attest the same. Such seal shall have included thereon the name of the Association and the words “Corporate Seal” and the year it received its charter. The seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

Article VIII

Miscellaneous Provisions

Section 8.1. Fiscal Year. The fiscal year of the Association shall be the calendar year.

Section 8.2.(a) Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the Association by the Chairman of the Board or any Policy Making Officer, or any Vice President, Assistant Officer, agent or attorney at law or in fact authorized pursuant to Section 4.1 of these Bylaws or pursuant to the Association’s Signing Authority procedures, or, if in connection with the exercise of fiduciary powers of the Association, by any of those officers or by any trust officer. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the Association in such other manner and by such other officers as the Board may from time to time direct. The provisions of this Section 8.2 are supplementary to any other provision of these Bylaws.

(b) When required, the Secretary or any officer or agent designated by the Board or the Chief Executive Officer or his designee shall countersign and certify all bonds or certificates issued by the Association as trustee, transfer agent, registrar or depository. The Chief Executive Officer or any officer designated by the Board or the Chief Executive Officer or his or her designee or any duly appointed Trust Officer shall have the power to accept in behalf of the Association any guardianship, receivership, executorship or other special or general trust permitted by law. Each of the foregoing authorizations shall be at the pleasure of the Board, and each such authorization by the Chief Executive Officer or his or her designee also shall be at the pleasure of the Chief Executive Officer.

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Section 8.3. Records. The Articles of Association, the Bylaws, and the proceedings of all meetings of the stockholders, the Board, and standing committees of the Board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting of the stockholders or the Board shall be signed by the Secretary or other officer appointed to act as secretary of the meeting. The minutes of each meeting of a committee of the Board shall be signed by the chairperson of such committee or other director or officer appointed to act as secretary of the meeting.

Section 8.4. (a) Indemnification. The Association may make or agree to make indemnification payments to an institution-affiliated party, as defined by 12 USC § 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC § 1828(k) and its implementing regulations. The Association may indemnify an institution-affiliated party, as defined by 12 USC § 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the law of the State of Delaware, provided such payments are consistent with safe and sound banking practices.

(b) Insurance. The Association may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Association or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Association would have the power to indemnify such person against such expense, liability or loss under this Article VIII, as the same exists or may hereafter be amended.

Section 8.5. Corporate Governance Procedures. To the extent not inconsistent with federal banking statutes or regulations or bank safety and soundness, the corporate governance procedures of the Delaware General Corporation Law, Del. Code Ann. Tit. 8 (1991, as amended 1994, and as amended thereafter) will be followed.

Article IX

Bylaws

Section 9.1. Inspection. A copy of the Bylaws, and all amendments shall at all times be kept in a convenient place at the main office or a principal office of the Association, and may be inspected by all stockholders during banking hours.

Section 9.2. Amendments. The Bylaws may be amended, altered, or repealed, at any regular meeting of the Board, by a vote of a majority of the total number of the directors or at a meeting of stockholders, duly called and held, by a majority of the stock represented at such meeting.

Article X

Emergency Bylaws

Section 10.1. When Operative. Notwithstanding any different provision these bylaws or in the Articles of Association, the emergency bylaws provided in this Article X shall be operative

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during any emergency resulting from an attack on the United States or on a locality in which the Association conducts its business or customarily holds meetings of its Board or its stockholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board or a standing committee thereof cannot readily be convened for action.

Section 10.2. Board Meetings. During any such emergency, a meeting of the Board may be called by any director or, if necessary, by any appropriate officer who is not a director. The meeting shall be held at such time and place, within or without Tysons, Virginia, specified by the person calling the meeting and in the notice of the meeting which shall be given to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio. Such advance notice shall be given as, in the judgment of the person calling the meeting, circumstances permit. Two directors shall constitute a quorum for the transaction of business. To the extent required to constitute a quorum at the meeting, the officers present shall be deemed, in order of rank and within the same rank in order of seniority, directors for the meeting.

Section 10.3. Amendments to Emergency Bylaws. These emergency bylaws may be amended, either before or during any emergency, to make any further or different provision that may be practical and necessary for the circumstances of the emergency.

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Exhibit 7

Consolidated Report of Condition of

HSBC Bank USA, National Association

of Tysons, VA 22102

And Foreign and Domestic Subsidiaries,

at the close of business September 30, 2019, filed in accordance with 12 U.S.C. §161 for National Banks.

Dollar Amounts In Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$1,496,254
Interest-bearing balances	$11,128,603
Securities:
Held-to-maturity securities	$13,347,517
Available-for-sale securities	$41,415,539
Equity Securities with readily determinable fair value not held for trading	$140,382

Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	$0
Securities purchased under agreements to resell	$8,262,776
Loans and lease financing receivables:
Loans and leases held for sale	$476,870
Loans and leases, held for investment	$68,882,729
LESS: Allowance for loan and lease losses	$675,552
Loans and leases held for investment, net of allowance	$68,207,177
Trading assets	$29,613,458
Premises and fixed assets (including capitalized leases)	$886,294
Other real estate owned	$12,512
Investments in unconsolidated subsidiaries and associated companies	$14,083
Direct and indirect investments in real estate ventures	$1
Intangible assets	$1,260,983
Other assets	$5,833,511

Total assets	$182,095,960

LIABILITIES

Deposits:
In domestic offices	$130,127,781
Noninterest-bearing	$22,857,307
Interest-bearing	$107,270,474
In foreign offices, Edge and Agreement subsidiaries, and IBFs	$5,015,693
Noninterest-bearing	$204,310
Interest-bearing	$4,811,383
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	$0
Securities sold under agreements to repurchase	$5,637,726

Dollar Amounts In Thousands
Trading liabilities	$4,051,116
Other borrowed money (Includes mortgage indebtedness and obligations under capitalized leases)	$6,993,085
Subordinated notes and debentures	$4,236,398
Other liabilities	$4,229,384

Total liabilities	$160,291,183

EQUITY CAPITAL
Perpetual preferred stock and related surplus	$2,500,000
Common stock	$2,002
Surplus (exclude all surplus related to preferred stock)	$16,075,111
Retained earnings	$3,202,701
Accumulated other comprehensive income	$24,814
Other equity capital components	$0

Total bank equity capital	$21,804,628
Noncontrolling (minority) interests in consolidated subsidiaries	$149

Total equity capital	$21,804,777

Total liabilities, and equity capital	$182,095,960